RULE 424(b)(3)
                                                      REGISTRATION NO. 333-40669

                            PRICING SUPPLEMENT NO. 6
                      TO PROSPECTUS DATED December 10, 1997
                       (As supplemented December 12, 1997)

                   INTERNATIONAL BUSINESS MACHINES CORPORATION

                                MEDIUM-TERM NOTES
                                (Fixed Rate Note)

                    (Due One Year or More from Date of Issue)

Designation: Fixed Rate                       Original Issue Date: June 1, 1998
Medium-Term Notes Due
June 2, 2003

Principal Amount:  $100,000,000               Maturity Date: June 2, 2003

Issue Price (as a percentage of               Regular Record Dates:
  Principal Amount):  99.936%                 Fifteenth calendar day,
                                              whether or not a Business
                                              Day, immediately preceding
                                              the corresponding Interest
                                              Payment Date

Interest Rate:  5.95%                         Interest Payment Dates:
                                              Semiannually, on the First of
                                              April and October, commencing
                                              October 1, 1998

Commission or discount (as                    CUSIP No: 459 20Q AX2
a percentage of Principal
Amount):  0.00%

Redemption Provisions: NONE

                                              Form: [X] Book-Entry
                                                    [_| Certificated

This is Pricing Supplement. It describes the Fixed Rate Notes now being issued under the Medium Note Program of International Business Machines Corporation. This document adds to, or 'supplements' the description of the Notes referred to in the accompanying Prospectus Supplement and Prospectus by providing specific information about the Notes issued in this particular

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transaction. It also amends the Prospectus Supplement and Prospectus to the extent that the description of the Notes in this Pricing Supplement is not consistent with the terms which are set forth in the Prospectus Supplement and Prospectus.

INTEREST

      Interest on the Notes will be calculated based on a year of 360 days consisting of 12 months of 30 days each.

      If any payment of principal or interest is due on a day that is not a Business Day, that payment may be made on the next succeeding Business Day. No additional interest will accrue as a result of the delay in payment. For purposes of this offering, the term "Business Day" means each day on which commercial banks and foreign exchange markets settle payments in The City of New York. Capitalized terms used but not defined in this Pricing Supplement have the meanings which have already been assigned to them in the accompanying Prospectus Supplement and Prospectus.

REDEMPTION

      The Notes are not redeemable by the Company.

PLAN OF DISTRIBUTION

      The Notes will be sold to Goldman Sachs & Co. at the Issue Price set forth above for resale to one or more investors at varying prices related to prevailing market conditions at the time of resale.

Dated:  May 27, 1998